UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 17, 2005

iVOW, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	95-3645543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2101 Faraday Avenue, Carlsbad, California 92008

(Address of principal executive offices, with zip code)

(760) 603-9120

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 17, 2005, iVow, Inc. (the “Company”) accepted subscription agreements from institutional and accredited investors to participate in a private placement of the Company’s common stock and warrants.

The subscription agreements cover the sale of 7.3 million Units with a purchase price of $0.30 per Unit, for aggregate gross proceeds of approximately $2.2 million.  Each Unit consists of one share of common stock and a warrant to purchase one share of common stock.  The warrants are exercisable at a price of $0.30 per share and have a five-year term.

The closing of the proposed private placement is subject to stockholder approval and certain other closing conditions.  The Company intends to submit this matter to its stockholders for consideration at an annual meeting of its stockholders currently planned for July 2005.  The Company plans to mail a Proxy Statement to the holders of its common stock containing information about the proposed private placement and the others matters to be considered at the annual meeting.

The closing of the proposed private placement will take place within 5 days of the Company’s receipt of stockholder approval and the satisfaction of certain closing conditions.  If stockholder approval is obtained and the proposed private placement is completed, the Company has agreed to file a registration statement covering the shares of common stock and the common stock underlying the warrants within 45 days of the closing of the transaction.

Under the terms of the proposed private placement, the Company and the holders of the Company’s Series A Preferred Stock will convert the 826,447 outstanding shares of Series A Preferred Stock into 1,246,086 Units, 526,447 shares of common stock and $126,174 in cash.  As a result these actions, the Company will not have any outstanding Series A Preferred Stock immediately after the closing of the proposed private placement.

Michael H. Owens, M.D., the Company’s Chief Executive Officer and President, submitted a subscription agreement to purchase 200,000 Units ($60,000) in the proposed private placement.  The Company also has received subscription agreements from MedCap Partners, L.P. and MedCap Master Fund, L.P., under which these funds have agreed to purchase an aggregate of up to 2,666,666 Units ($800,000).  Fred Toney, one of the Company’s directors, is a Managing Member of MedCap Management & Research LLC, which is the General Partner of MedCap Partners, L.P. and MedCap Master Fund, L.P.  In addition, two additional directors on the Company’s Board, Messrs. Durham and Hornthal, have investments in MedCap Partners, L.P.  Finally, Mr. Pancoast, one of the Company’s directors, holds shares of the Company’s Series A Preferred Stock, and will convert his 409,342 shares of outstanding Series A Preferred Stock into 825,506 Units and 260,751 shares of common stock upon the closing of the proposed private placement.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

The following exhibit is filed with this current report:

Exhibit No.	Description
99.1	Press Release, dated June 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVOW, Inc.

Date: June 17, 2005	By:	/s/ MICHAEL H. OWENS
Michael H. Owens, M.D.
Chief Executive Officer